EXHIBIT 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

Mattersight Corporation (the “Company”), and Richard Dresden, an individual (“Employee”), enter into this Executive Employment Agreement (“Agreement”) as of February 10, 2014.

WHEREAS, the Company desires to employ Employee to provide personal services to the Company and to provide Employee with certain compensation and benefits in return for his services; and

WHEREAS, Employee wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Duties. The Company shall employ Employee as its Executive Vice President of Sales, reporting directly to the Company’s President and Chief Executive Officer, and Employee accepts such employment upon the terms and conditions herein. Employee shall have such responsibilities, duties, and authority in all material respects as are assigned to Employee as of the date hereof and such other responsibilities, duties, and authority as the President and Chief Executive Officer may reasonably designate and are customarily associated with this position.

(a) Outside Activities. During the term of employment, Employee shall perform faithfully the duties assigned to him to the best of his ability, and Employee shall devote his full and undivided business time and attention to the transaction of the Company’s business. Except in conformity with the requirements of the Company’s then-effective Code of Ethical Business Conduct, Employee will not during the term of this Agreement undertake or engage (other than as a passive investor) in any other employment, occupation, or business enterprise, whether as an agent, partner, proprietor, officer, director, employee, consultant, contractor, or otherwise, whether during or outside the business hours of the Company. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of his duties hereunder.

(b) No Adverse Interests. Except as permitted by Section 9(c), during the term of employment, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest that is known or should be known by him to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise.

2. Term of Employment; Termination.

(a) At-Will Relationship. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause or advance notice.

(b) Termination by the Company without Cause; Termination by Employee with Good Reason.

(i) Cause Definition. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (ii) fraud upon the Company (or an affiliate), embezzlement or misappropriation of corporate funds; (iii) willful acts of dishonesty materially harmful to the Company; (iv) activities materially harmful to the Company’s reputation; (v) Employee’s willful misconduct, willful refusal to perform his duties, or substantial willful disregard of his duties, provided that the Company first provides Employee with written notice of such conduct and thirty (30) days to cure such conduct, if such conduct is reasonably susceptible to cure; or (vi) material breach of this Agreement, any other agreement with the Company, any policy of the Company, or any statutory duty or common law duty of loyalty owed to the Company that causes material harm to the Company; provided, no act or omission on Employee’s part shall be considered “willful” unless it is done by Employee without reasonable belief that the Employee’s action was in the best interests of the Company.

(ii) Good Reason Definition. For the purposes of this Agreement, “Good Reason” shall mean: (A) a reduction of Employee’s base salary below the amount set forth in Section 3 of this Agreement, or a reduction in Employee’s “annual target commission” below the amount set forth on Exhibit B to this Agreement, unless such reduction is shared proportionally by the three most highly-salaried officers of the Company in addition to Employee (in respect of their base salaries or annual target bonuses, as the case may be), provided that a reduction in Employee’s annual target commission below the amount set forth on Exhibit B that occurs within two (2) years after a Change of Control (as defined in Section 6.8(b) of the Company’s 1999 Stock Incentive Plan) shall constitute Good Reason irrespective of whether or not such reduction is shared proportionally by the three most highly-salaried officers of the Company in addition to Employee subsequent to such Change in Control; (B) an involuntary relocation of Employee’s place of work to any location outside of the metropolitan area in which his primary office is located immediately prior to the relocation, excluding temporary periods of thirty (30) days or less and ordinary course business travel; (C) a significant diminution by the Company in Employee’s position (including offices, titles, and reporting relationships), authority, duties, or responsibilities (excluding diminutions resulting in the ordinary course from the Company becoming, pursuant to a Change of Control, (x) part of a larger organization in which Employee directly reports to the Chief Executive Officer of such organization; or (y) a subsidiary or equivalent separate functional business unit of a larger organization); (D) a material breach by the Company of this Agreement; or (E) failure by the Company to assign this Agreement to a successor upon a Change of Control. No Good Reason shall exist where: (1) Employee consents in writing to the event that forms the basis for the Good Reason resignation; (2) Employee does not provide the Company’s President and Chief Executive Officer with written notice describing in detail the Good Reason within thirty (30) days after its occurrence; or (3) the Company cures the Good Reason within thirty (30) days after its receipt of such notice, if such conduct is reasonably susceptible to cure.

(iii) Severance Benefits. In the event that Employee’s employment is terminated without Cause by the Company or is terminated by Employee with Good Reason, Employee shall receive the following as his sole and exclusive severance benefits (collectively, the “Severance Benefits”):

(1) Severance Pay. Employee will receive a lump sum payment, within seven (7) days following the effective date of termination, equal to (A) six (6) months of his then-current base salary plus (B) 50% of his then-current annual target commission, less standard payroll deductions and withholdings.

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(2) Severance Health Premium Reimbursements. If Employee timely elects to continue his Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Employee for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of six (6) months or until such time as Employee qualifies for health insurance benefits through a new employer, whichever occurs first. Employee shall notify the Company in writing of such new employment not later than five (5) business days after securing it.

(3) Severance Vesting. The vesting of the Equity Award (as defined in Section 6) and of all restricted stock or stock option or other equity grants that Employee may in the future receive from the Company, shall be accelerated so that, as of the date of the termination, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional six (6) months of continuous service to the Company; provided, however, that if Employee is terminated without Cause within six (6) months following a Change in Control, Employee terminates his employment for Good Reason within six (6) months following a Change in Control, or Employee terminates his employment for the Good Reason described in clause (E) of Section 2(b)(ii), then such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twelve (12) months of continuous service to the Company.

(iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance Benefits, Employee must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A within sixty (60) days after the effective date of termination and must comply with the terms of this Agreement. Upon any termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive agree not to disparage the other party.

(c) Termination for Cause; Voluntary or Mutual Termination.

(i) No Severance. In the event Employee’s employment is terminated by the Company at any time for Cause, or Employee terminates his employment without Good Reason, or the parties mutually agree to terminate their employment relationship, Employee will not be entitled to any Severance Benefits, pay in lieu of notice, or any other severance, compensation, benefits, equity, acceleration, or any other amounts, with the exception of any benefit to which Employee has a vested right under a written benefit plan and except as otherwise provided in Section 2(f).

(ii) Resignation. Employee may voluntarily terminate his employment with the Company at any time, without liability therefor. Employee agrees to use good faith to give the Company reasonable notice of any such voluntary termination. Upon receipt of any termination notice from Employee, the Company, at its election, may require Employee to resign his employment prior to the occurrence of any requested termination date.

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(d) Termination for Death or Disability.

(i) Termination. Employee’s employment will terminate upon his death or Disability.

(ii) Disability Definition. For the purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s then-current long-term disability benefit program or, if no such program is then in effect, shall mean a permanent disability rendering Employee unable to perform his duties for the Company for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period, which determination shall be made after the period of disability, unless an earlier determination can be made, by an independent physician appointed by the Board.

(iii) Death or Disability Benefit. Following the death or Disability of Employee while employed by the Company, the Company will provide Employee (or, in the case of death, Employee’s estate) a lump sum amount payable within thirty (30) days thereafter, equal to: (A) Employee’s salary for twelve (12) months; (B) an amount equal to 100% of the average of (x) the total commission he was paid (or is to be paid) for the year immediately preceding the year of the termination and (y) his then-current annual target commission, less standard payroll deductions and withholdings; plus (C) the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of twelve (12) months. All restricted stock and stock option grants that Employee has then received from the Company or may in the future receive from the Company shall be vested as to half of the unvested shares (or such greater amount, if any, as is provided for in the agreement for the applicable grant), and all such stock options shall, notwithstanding any lesser period, if any, provided for in the agreement for the applicable grant, be exercisable for one (1) year following such termination (but not exceeding the term of such option).

(iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance Benefits provided for upon death or Disability, Employee (or, in the case of death, Employee’s estate) must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A within sixty (60) days of termination and must comply with the terms of this Agreement. Upon any termination of Employee’s employment for death or Disability, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive (or, in the case of death, Employee’s estate) agree not to disparage the other party.

(e) No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the Severance Benefits payable to Employee, and such amounts (other than as provided at Section 2(b)(iii)(2)) shall not be reduced whether or not the Employee obtains other employment.

(f) Accrued Obligations. Not later than ten (10) days after termination of Employee’s employment, the Company shall pay Employee: (i) his accrued and unpaid base salary at the rate in effect at the time of notice of termination; (ii) any earned but unpaid commission and other earned and unpaid incentive cash compensation; and (iii) accrued and unused vacation time, unpaid expense reimbursements, and other unpaid cash entitlements earned by Employee as of the date of termination pursuant to the terms of the applicable Company plan or program.

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3. Salary. For services rendered hereunder, the Company shall pay Employee a base salary at the per annum rate of $250,000, less standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule. Employee’s base salary (as well as his eligibility for incentive equity grants) shall be subject to annual review and his base salary may, at the discretion of the Company’s Board of Directors, be increased from time to time.

4. Commissions. Employee shall be entitled to participate in, and shall receive commissions in accordance with, the Mattersight variable compensation plan for sales executives, on the terms and subject to the conditions contained therein; provided that the applicable rates and commissions, the 2014 plan (target) amount of incremental Annual Contract Value (“ACV”), and the 2014 target commission (i.e., the commission payable based upon achievement of the annual plan amount of incremental ACV) shall be as set forth on Exhibit B attached hereto.

5. Employee Benefits. Employee shall be entitled to participate in such employee benefit plans, including the Company’s 401(k) plan, life insurance, and medical benefits plans, and shall receive all other fringe benefits, as the Company may make available generally to its senior executive employees generally, for which Employee is eligible under the terms and conditions of such plans, in each case subject to the requirements, rules and regulations from time to time applicable thereto. Details about these benefits are set forth in summary plan descriptions and other materials.

6. Equity Awards. Subject to the formal approval of the Compensation Committee of the Company’s Board of Directors, the Company shall grant to Employee an award of 70,000 shares of restricted Company common stock and options to purchase 70,000 shares of Company common stock (the “Equity Award”). The Equity Award will vest over a four-year period, with 25% of the award vesting as of the regular vesting date in February 2015 and the remainder vesting 6.25% each quarter thereafter until fully vested. Regular vesting dates are the last business day of November, February, May, and August of each year. In addition, Employee may be eligible for other future awards under any Company equity incentive plan as may be approved by the Board of Directors and in effect from time to time. The specific terms and conditions of any grant made pursuant to this Section 6 shall be governed by any applicable plan document and any such grant agreement as Employee may be required to sign as a condition of grant.

7. Parachute Tax. Notwithstanding anything in the foregoing to the contrary, if any of the payments to Employee (prior to any reduction below) provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable

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marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s participant’s stock awards.

8. Business Expenses. The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties that are submitted in compliance with the Company’s then-current policy on such business expense reimbursement. Employee shall provide the Company with supporting documentation sufficient to satisfy reporting requirements of such policy and the Internal Revenue Service. The Company’s determinations as to reasonableness and necessity shall be final.

9. Proprietary Information and Inventions; Restrictive Covenants. Employee acknowledges that the successful development, marketing, sale, and performance of the Company’s products and services require substantial time and expense. Such efforts generate for the Company valuable private, confidential, and proprietary information of the Company and its clients (whether current, former, or prospective), business partners, vendors, suppliers, and licensors (“Confidential Information”), including without limitation any and all (a) trade secrets, (b) financial information and pricing, (c) business strategies, plans, and proposals, (d) information relating to clients, including the terms of the Company’s agreements with clients, the discussions, negotiations, and proposals related to any such agreement, and the names of clients or prospective clients, (e) human resources information, including employee lists and personal employee information, and (f) technical information, including research and development, methodologies, training materials, software, documents, models, source code, designs, flowcharts and listings and any and all notes, analyses, compilations, studies, in each case in whatever form, whether oral, written, graphic, recorded, photographic, machine readable or otherwise, and whether or not marked or otherwise labeled “confidential” or specifically indicated as being confidential and/or proprietary in nature. The term “Confidential Information” also includes all notes, analyses, compilations, studies, interpretations or other materials to the extent such materials contain or are based on other Confidential Information. Employee acknowledges that, during his employment, he will obtain knowledge of such Confidential Information. Employee agrees to undertake the following obligations, which he acknowledges to be reasonably designed to protect the Company’s legitimate business interests (including its Confidential Information and its relationships with customers and other third parties) without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:

(a) Confidentiality. During the term of employment and at all times thereafter, Employee (i) shall treat all Confidential Information as highly confidential, (ii) shall not access or attempt to access any Confidential Information or use any Confidential Information except as is necessary to carry out Employee’s duties as an employee of the Company, (iii) shall not make copies of documents containing Confidential Information except as is necessary to carry out Employee’s duties as an employee of the Company, (iv) shall not reverse engineer, disassemble, decompile, translate, or attempt to discover any software, algorithms, or underlying ideas which embody Confidential Information, (v) shall not disclose, and will take all reasonable and necessary steps to prevent the disclosure of, any Confidential Information to any third party, or any other employee, agent, or representative of the Company, as applicable, except as is necessary to carry out Employee’s duties as an employee of the Company and (vi) shall not use any Confidential Information in any manner that may cause injury or loss, or may be calculated to cause injury or loss, whether directly or indirectly, to the Company or its clients, business partners, vendors, suppliers, and licensors.

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(b) Proprietary Information. During the term of employment, Employee shall disclose immediately to the Company all ideas, inventions, and business plans that Employee makes, conceives, discovers, develops, or reduces to practice at any time during the course of Employee’s employment with the Company, either alone or jointly with others, including but not limited to any including, but not limited to, any inventions, ideas, improvements, discoveries, methods, developments, designs, software, processes, products, and procedures (whether or not protectable upon application by patent, copyright, trademark, trade secret, or other proprietary rights) (collectively, “Work Product”), that (i) relate directly or indirectly to the Company’s business or the business of any client or supplier of the Company or any of the products or services being developed, manufactured, sold, or otherwise provided by the Company or that may be used in relation therewith, or (ii) result from any tasks assigned to Employee by the Company, or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased, licensed, or otherwise contracted for by the Company. Employee agrees that any Work Product shall be the exclusive property of the Company and, if subject to copyright, shall be “work made for hire” under the meaning of the U.S. Copyright Act of 1976, as amended (the “Act”). If and to the extent the Work Product is found as a matter of law not to be “work made for hire” within the meaning of the Act, Employee hereby expressly assigns to the Company or its subsidiaries, as appropriate, its successors, assign, or nominees, Employee’s entire right, title, and interest in and to any Work Product, and all copies thereof and all intellectual property rights therein without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Employee. Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details, and data pertaining to the Work Product. Whether during the term of this Agreement or after, Employee will, at the Company’s request and expense (including reimbursement of Employee’s expenses and, if Employee is no longer in the employ of the Company, reasonable per diem compensation to Employee), fully cooperate with the Company and its authorized agents in securing, enforcing, and otherwise protecting throughout the world the Company’s interests in such Work Product, including, without limitation, by (A) executing such documents evidencing the Company’s ownership and Employee’s assignment of the foregoing rights, as may be deemed necessary by the Company to grant or evidence such ownership and rights and (B) assisting in defending any opposition proceedings, petitions for revocation, or applications for similar revocation in respect of any such rights.

(c) Non-Competition

(i) With Competitors. While employed by the Company and during the one (1) year period immediately following termination of Employee’s employment for any reason, Employee will not, directly or indirectly, whether as a stockholder, agent, partner, proprietor, officer, director, employee, consultant, contractor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any business connection with any other person, corporation, firm, partnership, or other entity whatsoever known by him to compete directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Notwithstanding the foregoing, during the term of his employment, Employee may own, as a passive investor, public securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation. This provision shall not be interpreted to limit Employee’s stock ownership in any way after the termination of his employment.

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(ii) With Prohibited Clients. Without the prior written consent of the President and Chief Executive Officer or the authorized designee thereof, Employee shall not in any capacity, whether for himself or as an officer, director, partner, employee, agent of independent contractor of any person, firm, corporation or other entity: (i) for a period of twelve (12) months following termination of his employment with the Company and all affiliates for any reason performed services of the type performed by Employee during the term of employment, or any services substantially similar thereto, for any Prohibited Client (as defined below) in any country in which the Company has performed services (whether or not such services were performed in such country for the Prohibited Client) or sold products during the preceding three (3) years. The term “Prohibited Client” shall mean any client or prospective client of the Company to or for whom Employee directly or indirectly performed services, or prospect to whom Employee submitted, or assisted or participated in any way in the submission, of a proposal, during the two (2) year period preceding termination of Employee’s employment with the Company.

(d) Non-Solicitation. While employed by the Company and during the one (1) year period immediately following termination of Employee’s employment for any reason, Employee shall not induce or assist in the inducement of any employee away from the Company’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve the Company’s interests with undivided loyalty. Furthermore, while employed by the Company and during the one (1) year period immediately following termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, on behalf of Employee or any other person or entity, solicit any Client to become a client and/or customer of Employee or of any person or entity other than the Company. For purposes of this Agreement, a “Client” is a person, firm, company, corporation, or other entity to whom Employee was first introduced by the Company and is, becomes, or is known to be, an actual or potential client or customer of the Company.

(e) Return of Materials. Upon termination of the term of employment for any reason or upon the Company’s earlier request, Employee shall deliver to the Company all Confidential Information and other materials in his possession or delivered to him by the Company, including but not limited to computer programs, files, notes, records, memoranda, reports, lists, drawings, sketches, specifications, data, charts, and other documents, materials and things (“Materials”), whether or not containing Confidential Information, it being agreed that all Materials shall be and remain the sole and exclusive property of the Company. After return, Employee shall keep no copies, in any form of media, of any Materials or Confidential Information.

(f) Reasonable Alteration. In the event that a court or other adjudicative body should decline to enforce the provisions of any part of this Section 9, whether because of scope, duration or otherwise, Employee and the Company agree that the provisions shall be modified to restrict Employee’s competition with the Company to the maximum extent enforceable under applicable law.

10. Remedies. Employee recognizes and agrees that a breach of any or all of the provisions of Section 9 will cause immediate and irreparable harm to the Company’s business advantage, including but not limited to the Company’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that the Company shall therefore be entitled to an order enjoining any further breaches by the Employee, without the necessity of posting a bond.

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11. Assistance in Litigation. Employee shall upon reasonable notice and without compulsion of law (e.g., subpoena), furnish accurate and complete information and other assistance to the Company as the Company may reasonably require in connection with any litigation, proceeding, or dispute to which the Company is, or may become, a party, or in which it may otherwise become involved, either during or after Employee’s employment; provided, if such assistance shall occur after termination of Employee’s employment, the Company shall reimburse Employee for his reasonable expenses incurred in connection with such assistance, including, without limitation, as relevant transportation, meals and lodging, and shall also pay Employee a consulting fee of $200 per hour, as compensation for his inconvenience and the disruption of his other endeavors.

12. Indemnification. Employee’s rights to indemnification will be as provided in the Indemnification Agreement between Employee and the Company, effective as of the date of this Agreement.

13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Employee and the Company, and their respective successors, assigns, heirs, executors, and administrators. Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of the Company or purchaser or transferee of a majority of the Company’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of the Company; provided, however, that such assignee shall be adequately capitalized and able to fulfill its financial obligations hereunder.

14. Notices. All notices required by this Agreement shall be in writing. Notices intended for the Company shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606, Attention: General Counsel, or its then-current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by certified mail or nationally recognized overnight courier service addressed to Employee at his address as listed on the Company’s payroll. Notices sent by certified mail in accordance with the foregoing shall be deemed given three (3) business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one (1) business day following delivery to such courier, delivery fees for overnight delivery prepaid.

15. Entire Agreement. This Agreement (together with Exhibit B hereto, the Indemnification Agreement and the other plans, agreements and instruments referenced herein) constitutes the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof and supersedes all prior agreements or understandings whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument signed by Employee and a duly authorized officer or director of the Company.

16. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

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17. Applicable Law. This Agreement, and all questions concerning the construction, validity, and interpretation hereof, shall be governed by and construed in accordance with the laws of the State of Illinois without reference to its conflicts of law principles, to the extent such principles would result in the application of another state’s laws.

18. Mediation of Disputes. Neither party shall initiate arbitration or other legal proceedings (except for any claim under Section 9 of this Agreement), against the other party, or, in the case of Company, any of its directors, officers, employees, agents, or representatives, relating in any way to this Agreement, to Employee’s employment with Company, the termination of Employee’s employment or any or all other claims that one party might have against the other party until 30 days after the party against whom the claim is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. Employee and Company further agree that, if Respondent submits the claiming party’s claim to JAMS/Endispute, for nonbinding mediation, in Chicago, Illinois, prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) 90 days after the date on which Respondent received written notice of the claimant’s claim.

19. Binding Arbitration. Subject to Section 18, Employee and Company agree that all claims or disputes relating to Employee’s employment with Company or the termination of such employment, and any and all other claims that Employee might have against Company, any Company director, officer, employee, agent, or representative, and any and all claims or disputes that Company might have against Employee (except for any claims under Section 9 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association in Illinois. If either party pursues a claim and such claim results in an arbitrator’s decision, both parties agree to accept such decision as final and binding. Company and Employee agree that any litigation under Section 9 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

21. Right to Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States.

22. Section 409A. The provisions of this Agreement are intended either (i) to be exempt from Section 409A of the Code under the short-term deferral exception, the separation pay exception, or such other exceptions that may be available under Section 409A of the Code and applicable authority or guidance promulgated thereunder or (ii) to comply with Section 409A of the Code, and shall be administered in a manner consistent with such intent. Notwithstanding any provision to the contrary, to the extent Employee is considered a specified employee under Section 409A of the Code and would be entitled during the six (6) month period beginning on his date of termination to a payment that is not otherwise excluded under Section 409A of the Code, such payment will not be

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made to Employee until the earlier of the six (6) month anniversary of his date of termination or his death. For purposes of Section 409A, each payment under this Agreement (including, but not limited to, those in Section 2(b)) shall be considered a separate payment.

23. Attorneys’ Fees. If the Company refuses to provide the Severance Benefits after a written demand by Employee and Employee substantially prevails in any dispute involving such Severance Benefits, then the Company shall pay or reimburse Employee for all reasonable legal fees and expenses incurred in such dispute.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD, AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT.

Mattersight Corporation (“Company”)		Richard Dresden (“Employee”)

By:	/s/ Christine R. Carsen	/s/ Richard Dresden
Title:	Vice President, General Counsel and Corporate Secretary

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Exhibit A

GENERAL RELEASE OF CLAIMS

1. General Release. Pursuant to this General Release of Claims (this “Agreement”), Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns (each a “Releasor”) hereby irrevocably and unconditionally releases, acquits and forever discharges Mattersight Corporation (“Company”) and its direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (all, collectively, the “Release Parties”) from any and all manner of actions, causes of actions, demands, claims, agreements, promises, debts, lawsuits, liabilities, rights, dues, controversies, charges, complaints, obligations, remedies, suits, losses, costs, expenses and fees whatever (including without limitation attorneys’ fees and costs), arising out of or relating to his employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof, of any nature whatsoever, whether arising in contract, tort, or any other theory of action, whether arising in law or equity, whether known or unknown, choate or inchoate, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which Employee and any Releasor had, now have, or may have in the future against each or any of the Released Parties from the beginning of time until the date of this Agreement (individually, “Claim,” and collectively, “Claims”); provided, that this Agreement shall not apply to, nor release the Company from, any obligation of the Company contained in Employee’s Executive Employment Agreement dated as of [insert date] (as amended or supplemented from time to time, the “Employment Agreement”) that arises due to Employee’s termination of employment with the Company. The consideration offered in the Employment Agreement is accepted by Employee as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Employee expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Release Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Release Parties shall have any further monetary or other obligation of any kind to Employee, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Employee. Employee agrees that he has no present or future right to employment with the Company or any of the other Release Parties and that he will not apply for or otherwise seek employment with any of them.

2. Release of Known and Unknown Claims. Employee acknowledges that the release of Claims under this Agreement covers any and all rights and benefits Employee has or may have in the future, whether known or unknown, and Employee waives any and all rights under the laws of any state. Employee may hereafter discover facts in addition to or different from those which Employee now knows or believes to be true with respect to the subject matter of the Claims, but Employee, upon execution and non-revocation of this Agreement (pursuant to Section 4 hereof), shall be deemed to have fully, finally, and forever settled and released any and all Claims, known or unknown, suspected or unsuspected, contingent or noncontingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

Mattersight® Confidential and Restricted © 2014 Mattersight Corporation

3. Release of Discrimination Claims. Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with the Company Entities whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, and, to the extent arising out of or relating to Employee’s employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including without limitation attorneys’ fees and costs. Employee has specifically waived his right to recover in his own lawsuit as well as the right to recover in a suit brought by any other person or entity on Employee’s behalf or on behalf of a class of persons in which Employee is or could be considered a member.

4. Employee’s Right to Revoke. The parties acknowledge that Employee shall have the right to revoke and cancel this Agreement if Employee, at any time within the seven-day period following its execution, revokes it. If Employee desires to revoke and cancel this Agreement, he must do so in writing and he shall return this document to the Company’s Chief Executive Officer, and all terms of the Agreement shall be void and of no effect.

5. Employee’s Right to Consult Attorney/21 Days to Consider. Employee is advised and encouraged by Company to consult with an attorney before signing this Agreement. Employee affirms that he has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery he might pursue for any claims arising on or prior to the date of the execution of this Agreement. Employee acknowledges that he received valuable consideration to which he was not otherwise entitled in exchange for entering this Agreement. This Agreement was given to Employee on [Insert Date]. Employee had until [Insert Date], a period in excess of twenty-one (21) days to consider it.

6. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Illinois and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to any state’s rules regarding conflict of laws.

EMPLOYEE

Richard Dresden

Mattersight® Confidential and Restricted © 2014 Mattersight Corporation

Exhibit B

COMMISSION PLAN

ACV Bookings	Commission Rate	Commission $
$0-$20m	1.25%	$250,000
$20m-$25m	1.5%	$75,000
$25m-$30m	1.75%	$87,500
$30m+	2.0%

Mattersight® Confidential and Restricted © 2014 Mattersight Corporation